November 2011 Pricing Sheet Dated November 22, 2011 relating to Preliminary Terms No. 1,048 dated October 26, 2011 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Equity-Linked Notes due November 24, 2017
Based on the Value of the S&P 500® Index

PRICING TERMS – NOVEMBER 22, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$28,500,000
Pricing date:	November 22, 2011
Original issue date:	November 28, 2011 (3 business days after the pricing date)
Maturity date:	November 24, 2017
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:	If the final index value is greater than the initial index value: $10 + supplemental redemption amount If the final index value is less than or equal to the initial index value: $10 + fixed return
Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Participation rate:	100%
Fixed return:	$1.225 per note (12.25% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,188.04, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	November 20, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61760T173
ISIN:	US61760T1732
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per note	$10	$0.35	$9.65
Total	$28,500,000	$997,500	$27,502,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,048 dated October 26, 2011
Product Supplement for Equity-Linked Notes dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.